Annex I

To the Distribution Agreement by and between

SSGA Active Trust and State Street Global Advisors Funds Distributors, LLC

Fund	Symbol	Listing Exchange
SPDR SSGA Multi-Asset Real Return ETF	RLY	NYSE Arca, Inc.
SPDR SSGA Income Allocation ETF	INKM	NYSE Arca, Inc.
SPDR SSGA Global Allocation ETF	GAL	NYSE Arca, Inc.
SPDR Blackstone Senior Loan ETF	SRLN	NYSE Arca, Inc.
SPDR SSGA Ultra Short Term Bond ETF	ULST	NYSE Arca, Inc.
SPDR DoubleLine Total Return Tactical ETF	TOTL	NYSE Arca, Inc.
SPDR DoubleLine Short Duration Total Return Tactical ETF	STOT	Cboe BZX Exchange, Inc.
SPDR DoubleLine Emerging Markets Fixed Income ETF	EMTL	Cboe BZX Exchange, Inc.
SPDR SSGA US Sector Rotation ETF	XLSR	NYSE Arca, Inc.
SPDR SSGA Fixed Income Sector Rotation ETF	FISR	NYSE Arca, Inc.
SPDR Nuveen Municipal Bond ETF	MBND	Cboe BZX Exchange, Inc.
SPDR Loomis Sayles Opportunistic Bond ETF	OBND	Cboe BZX Exchange, Inc.
SPDR Blackstone High Income ETF	HYBL	Cboe BZX Exchange, Inc.
SPDR Nuveen Municipal Bond ESG ETF	MBNE	Cboe BZX Exchange, Inc.
SPDR SSGA US Equity Premium Income ETF	SPIN	Cboe BZX Exchange, Inc.
SPDR Galaxy Digital Asset Ecosystem ETF	DECO	The NASDAQ Stock Market LLC
SPDR Galaxy Hedged Digital Asset Ecosystem ETF	HECO	The NASDAQ Stock Market LLC
SPDR Galaxy Transformative Tech Accelerators ETF	TEKX	The NASDAQ Stock Market LLC

As of August 15, 2024